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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ALTERNATIVE ENTERTAINMENT, INC.


     Alternative Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That by action of the majority of the Shareholders of Alternative Entertainment, Inc., resolutions were duly adopted setting forth a proposed amendment to Article numbered "FIRST" of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED: The Shareholders of this Company hereby approve an amendment to Article "First" of this Company's Certificate of Incorporation so that, as amended, it shall be and read as follows:

     "FIRST: The name of this corporation is BoysToys.com, Inc."

     SECOND: That said amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Alternative Entertainment, Inc., has caused this certificate to be signed by Ralph M. Amato, its President, this 29th day of December 1998.

     BY: /s/ Ralph M. Amato
        -----------------------------------------
             Ralph M. Amato, President


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